EXHIBIT 10.1
FOURTH AMENDMENT TO CREDIT AGREEMENT
     This Fourth Amendment to Credit Agreement, dated as of September 30, 2005 (this “Amendment Agreement”), is entered into among AKORN, INC., a Louisiana corporation (“Akorn”), AKORN (NEW JERSEY), INC., an Illinois corporation and wholly-owned subsidiary of Akorn (“Akorn New Jersey”, and together with Akorn, the “Companies”, each being a “Company”), the financial institutions that are or may from time to time become parties to the Credit Agreement as lenders (together with their respective successors and assigns, the “Lenders”) and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as administrative agent for the Lenders.
W I T N E S S E T H :
     WHEREAS, the Companies, the Loan Parties, the Lenders and the Agent entered into that certain Credit Agreement dated as of October 7, 2003 (as amended by that certain First Amendment to Credit Agreement, dated as of August 12, 2004, that certain Second Amendment to Credit Agreement, dated as of August 26, 2004, and that certain Third Amendment to Credit Agreement, dated as of October 8, 2004, and as may be further amended, restated, modified, and supplemented, as amended, restated, modified, and supplemented, the “Credit Agreement”);
     WHEREAS, the Companies have requested that the Revolving Commitment Amount be increased from $5,000,000 to $10,000,000;
     WHEREAS, the Companies, the Lenders and the Administrative Agent desire to amend the Credit Agreement to reflect such increase in the Revolving Commitment Amount and to make certain other modifications to the Credit Agreement as set forth herein; and
     WHEREAS, this Amendment Agreement shall constitute a Loan Document and these Recitals shall be construed as part of this Amendment Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement, as amended hereby.
     2. Amendments to Credit Agreement.
      2.1 Increase of Revolving Commitment Amount. The Companies, the Administrative Agent and the Lenders hereby agree that the Revolving Commitment Amount shall be increased from $5,000,000 to $10,000,000. The definition of Revolving Commitment Amount found in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced by the following definition:
“Revolving Commitment Amount” means $10,000,000, as reduced from time to time pursuant to Section 6.1.

      2.2 Borrowing Base. The definition of Borrowing Base found in Section 1.1 of the Credit Agreement is hereby amended by deleting “30%” where it appears in such definition and inserting “50%” in its place.
      2.3 Computation Period. The definition of Computation Period found in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced by the following definition:
Computation Period means (a) at any time on or before August 31, 2005, each period of twelve consecutive calendar months ending on the last day of a calendar month, and (b) at any time after August 31, 2005, each period of twelve consecutive calendar months ending on the last day of a Fiscal Quarter; provided that for the purpose of determining compliance with (i) Section 11.14.1, for any Computation Period ending in the 2004 calendar year, such Computation Period shall be the period beginning January 1, 2004 and ending on the last day of the applicable calendar month and (ii) Section 11.14.2, the Computation Period used in (X) determining EBITDA in the 2004 calendar year, shall be calculated by annualizing the period beginning January 1, 2004 and ending on the last day of the applicable calendar month and (Y) determining Interest Expense, for any Computation Period ending prior to July 1, 2005, shall be calculated by annualizing the period beginning on July 1, 2004 and ending on the last day of the applicable calendar month, with respect to Interest Expense.
      2.4 Termination Date. The definition of Termination Date found in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced by the following definition:
Termination Date” means the earlier of (a) September 30, 2008, or (b) such other date on which the Commitments terminate pursuant to Section 6 or 13.
      2.5 Base Rate Margin. The definition of Base Rate Margin found in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced by the following definition:
Base Rate Margin” — see the definition of Applicable Margin.
      2.6 The following definitions are added alphabetically to Section 1.1 of the Credit Agreement:
Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (a) Revolving Loans that bear interest at the Base Rate shall be the percentage set forth under the columns “Applicable Margins — Base Rate Loans”, (b) Revolving Loans that bear interest at the LIBOR Rate shall be the percentage set forth under the column “Applicable Margins — LIBOR Loans”, (c) the Non-Use Fee Rate shall be the percentage set forth under the column

“Non-Use Fee Rate” and(d) the L/C Fee Rate shall be the percentage set forth under the column “L/C Fee Rate”:

		Applicable Margins

	Senior Debt to
	EBITDA	Base Rate	LIBOR	Non-Use	L/C Fee
Level	Ratio	Loans	Loans	Fee Rate	Rate
I	>= 1.75	1.25%	3.25%	0.50%	1.50%

II	<1.75 >= 1.50	1.00%	3.00%	0.50%	1.50%

III	<1.50 >= 1.25	0.75%	2.75%	0.375%	1.50%

IV	<1.25	0.50%	2.50%	0.375%	1.50%

The Applicable Margins shall be adjusted based on the Level corresponding to the Senior Debt to EBITDA Ratio reported for each Fiscal Quarter, to the extent applicable, on the fifth (5th) Business Day after the Companies provide or are required to provide a Compliance Certificate pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Companies fail to deliver such Compliance Certificate in accordance with the provisions of Section 10.1.3, the Applicable Margins shall be based upon Level I above beginning on the date such Compliance Certificate was required to be delivered until the fifth (5th) Business Day after such Compliance Certificate is actually delivered, whereupon the Applicable Margins shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing; and (c) the initial Applicable Margins on the Fourth Amendment Date shall be based on Level IV until the date on which the Compliance Certificate is required to be delivered for the Fiscal Quarter ending September 30, 2005, and on such date the Applicable Margins shall be adjusted, if necessary, as set forth above.
Consolidated Tangible Net Worth means at any date the consolidated stockholders’ equity of the Companies and their Subsidiaries plus debt outstanding under the documents described in clauses (a) and (b) of the definition of Kapoor Trust Subordinated Debt Documents, determined in accordance with GAAP, less their consolidated Intangible Assets, all determined as of such date, provided that any cumulative effect adjustment resulting from adoption of an accounting principle shall be excluded from such calculation. For purposes of this definition, “Intangible Assets” means the amount (to the extent reflected in determining such consolidated stockholders’ equity) of all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organizational or developmental expenses and other intangible items, all determined in accordance with GAAP.

Fourth Amendment means that certain Fourth Amendment to Credit Agreement, dated the Fourth Amendment Date, by and among the Companies, the Administrative Agent and the Lenders.
Fourth Amendment Date means September 30, 2005.
LIBOR Rate Margin — see the definition of Applicable Margin.
      2.7 L/C Commitment. Section 2.1.3 of the Credit Agreement is hereby amended by deleting the amount “$1,000,000” where it appears in such section and replacing it with “$2,000,000”.
      2.8 LIBOR Option. Section 2.2.4 of the Credit Agreement is hereby deleted in its entirety.
      2.9 L/C Applications. Section 2.3.1 of the Credit Agreement is hereby amended by inserting the clause “, in which case such Cash Collateralized Letter of Credit shall have an expiration date no later than 180 days after the Termination Date” immediately following the clause “unless such Letter of Credit is Cash Collateralized”.
      2.10 Interest Rates. Section 4.1 of the Credit Agreement is hereby amended by deleting the clause “Each Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect;” and replacing such clause with the following:
“Each Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:
(a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect;
(b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;”
      2.11 Compliance Certificates. Section 10.1.3 of the Credit Agreement is hereby amended by deleting the words “each calendar month with respect to interim reports pursuant to Section 10.1.2” and inserting in their place the following clause:
“each Fiscal Quarter of the Companies”.
      2.12 Borrowing Base Certificates. Section 10.1.6 of the Credit Agreement is hereby amended by deleting the words “Within 3 Business Days of the end of each calendar week” and inserting in their place the following clause:

“Concurrently with the delivery of the interim reports pursuant to Section 10.1.2”.
      2.13 Senior Debt to EBITDA Ratio. Section 11.14.1 of the Credit Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
11.14.1 Senior Debt to EBITDA Ratio. Not permit the Senior Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation	Senior Debt to
Period Ending	EBITDA Ratio

June 30, 2004; July 31, 2004; and August 31, 2004	2.00
September 30, 2004; October 31, 2004; and November 30, 2004	1.75
December 31, 2004 and the last day of each Computation Period thereafter ending on or before May 31, 2005	1.50
June 30, 2005, July 31, 2005 and August 31, 2005	1.25
September 30, 2005 and the last day of each Computation Period thereafter	2.25
      2.14 Consolidated Tangible Net Worth. The following is added as Section 11.14.3 of the Credit Agreement:
11.14.3 Consolidated Tangible Net Worth. Not permit Consolidated Tangible Net Worth of the Companies and their Subsidiaries as of the last day of any Computation Period to be less than the sum of (a) $30,000,000 plus (b) the cash proceeds from the issuance and sale of any Capital Securities of the Companies and their Subsidiaries, net of any brokerage commissions and any other reasonable costs or expenses directly attributable to such issuance.
     3. Conditions to Effectiveness. The effectiveness of this Amendment Agreement is expressly conditioned upon the satisfaction of the following conditions, all in form and substance satisfactory to the Administrative Agent and its counsel:
      3.1 Charter and Good Standing. Each Loan Party shall provide (i) copies of its certificate of incorporation or formation or other constitutive document, together with all amendments thereto, (ii) good standing certificates in its state of incorporation, (iii) good standing certificates and certificates of qualification to do business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the date hereof and certified by the applicable Secretary of State or other authorized governmental authority.

      3.2 Bylaws and Resolutions. Each Loan Party shall provide (a) its bylaws, operating agreement or similar governing document together with all amendments thereto and (b) resolutions or unanimous written consent of each Loan Party’s board of directors, managers or other similar governing body approving and authorizing the execution, delivery and performance of this Amendment Agreement and the transactions to be consummated in connection therewith, each certified as of the date hereof by such Loan Party’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.
      3.3 Incumbency Certificates. Each Loan Party shall provide signature and incumbency certificates of the officers of each such Person executing this Amendment Agreement, certified as of the date hereof by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.
      3.4 Increased Commitment Fee. The Companies shall pay (a) to the Administrative Agent, for the ratable benefit of the Lenders, a closing fee in the amount of $75,000, which fee shall be fully earned and non-refundable when paid.
      3.5 Other Documents. The Companies shall provide such other documents, instruments and agreements as the Administrative Agent may reasonably request.
     4. Opinions of Counsel. Each Loan Party covenants that within seven days of the Fourth Amendment Date, it shall deliver duly executed originals of opinions of Luce, Forward, Hamilton & Scripps LLP and Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P., counsel for each Loan Party, in form and substance satisfactory to the Administrative Agent and its counsel, dated the Fourth Amendment Date, and accompanied by a letter addressed to such counsel from the Loan Parties, authorizing and directing such counsel to address its opinion to the Administrative Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that the Administrative Agent and Lenders are authorized to rely on such opinion.
     5. Acknowledgements of the Loan Parties.
      5.1 Each Loan Party hereby acknowledges, confirms and agrees that the Administrative Agent has and shall continue to have valid, enforceable and perfected liens upon and security interests in the Collateral (as defined in the Guaranty and Collateral Agreement) heretofore granted to the Administrative Agent pursuant to the Loan Documents or otherwise granted to or held by the Administrative Agent.
      5.2 Each Loan Party hereby acknowledges, confirms and agrees that its status as a Loan Party under the Loan Documents shall be unaffected by this Amendment Agreement, except as set forth herein, and affirms its obligations under the Credit Agreement.

     6. Representations and Warranties of the Loan Parties.
      6.1 Each Loan Party represents and warrants that the execution, delivery and performance by such Loan Party of this Amendment Agreement have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, and that this Amendment Agreement is a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as the enforcement thereof may be subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).
      6.2 Each Loan Party hereby certifies that (x) each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date and (y) no Unmatured Event of Default or Event of Default has occurred and is continuing.
      6.3 Since July 31, 2003, (a) no event or Event of Default or Unmatured Event of Default has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) no litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Credit Agreement, as amended by this Amendment Agreement, and the other Loan Documents; (c) no Loan Party has made any payments that are prohibited by Section 11.4 of the Credit Agreement; and (d) there has been no material increase in liabilities, liquidated or contingent, other than the Obligations, and no material decrease in assets of the Loan Parties.
     7. Reference to and Effect on the Credit Agreement.
      7.1 Upon the effectiveness of this Amendment Agreement, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import and each reference to the Credit Agreement in each Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.
      7.2 Except as specifically amended above, all of the terms, conditions and covenants of the Credit Agreement and the other Loan Documents shall remain unaltered and in full force and effect and shall be binding upon the Companies in all respects and are hereby ratified and confirmed.
      7.3 The execution, delivery and effectiveness of this Amendment Agreement shall not operate as a waiver of (a) any right, power or remedy of any Lender or the Administrative Agent under the Credit Agreement or any of the Loan Documents, or (b) any Event of Default or Unmatured Event of Default under the Credit Agreement.

     8. Costs and Expenses. The Companies agree to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment Agreement, including the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto.
     9. CHOICE OF LAW. THIS AMENDMENT AGREEMENT AND EACH NOTE ISSUED PURSUANT TO THIS AMENDMENT AGREEMENT AND THE CREDIT AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
     10. Execution in Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     11. Headings. Section headings in this Amendment Agreement are included herein for convenience of reference only and shall not constitute a part of this Amendment Agreement for any other purposes.
[signature page to follow]

     IN WITNESS WHEREOF, the Companies, the Lenders and the Administrative Agent have executed this Amendment Agreement as of the date first above written.

AKORN, INC., a Louisiana corporation
By:	/s/ Jeffrey A. Whitnell

Title:	CFO

AKORN (NEW JERSEY), INC., an Illinois corporation
By:	/s/ Jeffrey A. Whitnell

Title:	CFO

LASALLE BANK NATIONAL ASSOCIATION, as a Lender and as Administrative Agent
By:	/s/ Patrick J. O’Toole

Title:	First Vice President

REAFFIRMATION OF COLLATERAL DOCUMENTS
     Notwithstanding anything to the contrary contained in the Collateral Documents, each of the undersigned hereby: (a) consents to and approves all of the terms of that certain Fourth Amendment to Credit Agreement, dated as of the date hereof, by and among Akorn, Inc., Akorn (New Jersey), Inc., the financial institutions party thereto as Lenders, and LaSalle Bank National Association, as administrative agent (the “Amendment”), in connection with which this Reaffirmation of Collateral Documents has been executed; (b) ratifies and confirms all of its indebtedness, liabilities and obligations under the Collateral Documents to which it is a party; (c) reaffirms that, after giving effect to the Amendment, all of its representations and warranties made in the Collateral Documents to which it is a party remain true and correct as of the date of this Amendment (except to the extent that such representations or warranties are expressly made only as of another specific date, in which case they shall be true and correct as of such date); (d) reaffirms all of its covenants, agreements, indebtedness, liabilities and obligations under the Collateral Documents to which it is a party, which include, without limitation, the grant of Liens in all of such party’s interests in the Collateral (as defined in the Guaranty and Collateral Agreement) owned by it as security for the payment and performance of the Obligations; (e) agrees that the Collateral Documents to which it is a party shall and do remain in full force and effect; (f) agrees that the Collateral Documents to which it is a party shall and do continue to constitute the legal, valid and binding obligations of such party, enforceable against it in accordance with the terms of the Collateral Documents to which it is a party and that such obligations shall not be discharged or affected by any modification, extension, renewal or amendment of the terms of the Credit Agreement or the other Loan Documents; and (g) agrees and acknowledges that there are no defenses, counterclaims or set-offs to the Collateral Documents to which it is a party or its covenants, agreements, indebtedness, liabilities and obligations under the Collateral Documents, and agrees that any (if any) such defenses, counterclaims or set-offs are hereby expressly waived.
Dated as of this 30th day of September 2005.

AKORN, INC.
By:	/s/ Jeffrey A. Whitnell

Title:	CFO

AKORN (NEW JERSEY), INC.
By:	/s/ Jeffrey A. Whitnell

Title:	CFO